HSBC

CONFIDENTIAL

Commercial Banking – GP 6, Team B (CARM 070509)

Green Dragon Wood Products Co. Limited
Room 1914 Miramar Tower
No 132 Nathan Road
Tsimshatsui
Kowloon

25 May 2007

Attn.: Mr Stephen Lee

Dear Sir

BANKING FACILITIES
GREEN DRAGON WOOD PRODUCTS CO. LIMITED ('GDW')
A/C NO. 181-738386-001

With reference to our recent discussion, we confirm our agreement to revising the under-mentioned banking facilities to your company which will be made available on the specific terms and conditions outlined herein. These facilities are subject to review at any time and, in any event by 15 November 2007, and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

	New	Previously
Combined Overdraft, Import, Export, Clean Import Loan, Clean Export Loan and Packing Credit facilities	**HKD19,150,000.-**	**HKD21,500,000.-**
a. Overdraft	(HKD1,500,000.-)	(HKD1,500,000.-)

Interest on the overdraft facility will continue to be charged on a daily balances at 2% per annum over our best lending rate.

	New	Previously
b. Import Facilities (181-738386-120) (For Import of Wood Logs only)	(HKD19,150,000.-)	(HKD21,500,000.-)

Documentary Credits to your suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency for up to 90 days, less any usance/credit periods granted by your suppliers.

	New	Previously
Sub-limit for Trust Receipts	(HKD14,150,000.-)	(HKD16,500,000.-)
c. Import Facilities (181-738386-121) (For Import of Veneers only)	(HKD19,150,000.-)	(HKD21,500,000.-)

Documentary Credits to your suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency for up to 150 days, less any usance/credit periods granted by your suppliers.

	New	Previously
Sub-limit for Trust Receipts	(HKD14,150,000.-)	(HKD16,500,000.-)

	New	Previously
d. Clean Import Loan (181-738386-120) (For Import of Wood Logs only)	(HKD9,000,000.-)	(HKD9,000,000.-)

Clean import loans in either HK dollars or Foreign currency for up to 90 days on approved suppliers. We will settle the invoices direct on their respective due dates and the proceeds will be remitted or credited directly to the suppliers' accounts.

e. Clean Import Loan (181-738386-121) (For Import of Veneers only)	(HKD9,000,000.-)	(HKD9,000,000.-)

Clean import loans in either HK dollars or Foreign currency for up to 150 days on approved suppliers. We will settle the invoices direct on their respective due dates and the proceeds will be remitted or credited directly to the suppliers' accounts.

Handling commission on clean import loans will continue to be levied as follows for each application:
(a) 0.125% for balance up to USD50,000.-;
(b) 0.0625% for the balance from USD50,001.- to USD100,000.-; and
(c) 0.03125% for balance in excess of USD100,000.-.

f. Export Facilities Purchase of D/P bills	(HKD3,000,000.-)	(HKD3,000,000.-)
Within which D/A bills up to 90 days	(HKD3,000,000-)	(HKD3,000,000.-)
g. Clean Export Loans	(HKD3,000,000.-)	(HKD3,000,000.-)

Maximum finance period of Clean Export Loans up to 90 days calculated from transport documents date. Drawdown of Clean Export Loans are subject to the drawees are considered by us to be acceptable against invoice copy and valid transport documents evidencing shipment of goods related to the invoice stated. Loans amount will be repaid on due date by debiting your current account.

A handling commission of 0.125% flat of the bill amount will be collected upon each drawdown of the Clean Export Loans.

h. Packing Credit	(HKD3,000,000.-)	(HKD3,000,000.-)

Up to 70% of valid export Documentary Credits in your favour deposited with us for a maximum period 90 days.

The aggregate of outstanding of Overdraft, Trust Receipts, D/A, Clean Import Loans, Clean Export Loans and Packing Credit facilities should not exceed HKD14,150,000.- (previously HKD16,500,000.-).

The aggregate of outstanding of Clean Import Loans under (d) and (e) above should not exceed HKD9,000,000.-.

We may, at our sole and absolute discretion, refuse to allow drawings under the facilities if the drawee is considered by us to be unacceptable and/or if the transaction in question does not meet our operational requirements in respect of these facilities.

Interest on HKD import loans and clean import loans will continue to be charged on a daily basis at 0.75% per annum over our best lending rate for finance period up to 90 days and 1.5% per annum over our best lending rate for finance period from 91 days to 150 days.

Interest on foreign currency import loans and clean import loans will continue to be charged on a daily basis at 0.5% per annum below the prevailing interest rates, published by us as Trade Finance Rates for finance period up to 90 days, and 0.25% per annum over Trade Finance Rates for finance period from 91 days to 150 days.

Interest on HKD DA/DP bills purchase and Clean Export loans will continue to be charged on a daily basis at 0.75% per annum over our best lending rate.

Interest on foreign currency DA/DP bills purchase and Clean Export loans will continue to be charged on a daily basis at the prevailing interest rates, published by us as Trade Finance Rates.

Interest on HKD packing credit will continue to be charged on a daily basis at 1% per annum over our best lending rate.

Our best lending rate is currently 7.75% per annum. Please note that our best lending rate and Trade Finance Rates are subject to fluctuation at our discretion. Interest on overdraft, import loans, clean import loans and packing credit facilities will continue to be payable monthly in arrears to the debit of your company's account. Interest on DA/DP bills purchase and clean export loans will continue to be payable upon bills settlement to the debit of your company's account.

Default Interest

Please note that interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank's Tariff which is accessible at https://www.commercial.hsbc.com.hk/1/2/commercial/customer-service/tariffs. The Bank will provide you with a hard copy of the Tariff at your request. Interest at the applicable rate will be payable monthly in arrears to the debit of your current account.

Accrual of Interest and Other Sums

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

Security

As revised security, we confirm having released the charges over 15,000 units in Altus Trust Fun-Ride Guaranteed Fund and 15,000 units in HSBC Double Blossom Capital Guaranteed Fund previously held in your securities account. The redemption proceeds have been utilized to repay present outstanding of the Combined Facilities mentioned above.

Meanwhile, we confirm that the letter of undertaking from Mr Fang Ze Qun covenanting that capital support for Dongguan Senyuan Trading Limited Company in form of director's loan will not be withdrawn without our prior consent is no longer required and to be replaced by the below condition.

Condition

As condition for your banking facilities, capital support provide by Mr Fang Ze Qun for Dongguan Senyuan Trading Limited Company in form of director's loan will not be less than HKD10,000,000.-.

You will be required for so long as these facilities are available to you to comply with the following covenants/undertakings. Your compliance or otherwise with the following covenant(s)/undertakings will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the following covenants/undertakings are included in this letter and whether or not you are in breach of any such undertakings.

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising are to be reimbursed by you on demand.

Apart from the foregoing, all other terms and conditions relating to your existing banking facilities remain unchanged as detailed in our letter of 6 December 2006.

Confirmation of Sureties

Mr Lee Kwok Leung **(the Surety)** confirm by countersigning this letter that his security remains in full force and effect and continues to secure the indebtedness referred to in this letter. Furthermore, such liability under the security will not be discharged or affected by the Bank extending, increasing, renewing, or otherwise varying the indebtedness referred to in this letter or by any other act, omission or circumstance which might discharge the Surety to any extent.

Please arrange for the **authorised signatories of your company,** in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which these revised facilities are granted.

Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

Section 83 of the Banking Ordinance

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this facility letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this facility letter, that you immediately advise us in writing.

These revised facilities will remain open for acceptance until the close of business on 15 June 2007 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully

Eric Lee
Senior Vice President

MT/jc

Encl.

Green Dragon Wood Products Co. Limited

Surety:

For and on behalf of
GREEN DRAGON WOOD PRODUCTS CO. LIMITED

Lee Kwok Leung

Authorized Signature(s)